PROSPECTUS SUPPLEMENT                           Filed Pursuant to Rule 424(b)(3)
(To Prospectus dated August 18, 1998)           Registration File No. 333-52975
                                                and 333-52975-01

                              3,000,000 TIDES(sm)*

                              COLTEC CAPITAL TRUST

                     5 1/4% Convertible Preferred Securities
              Term Income Deferrable Equity Securities (TIDES)(sm)*
           (liquidation amount $50 per Convertible Preferred Security)
        fully and unconditionally guaranteed on a subordinated basis by, and convertible into Common Stock of,

                              COLTEC INDUSTRIES INC

       Distributions payable January 15, April 15, July 15 and October 15.


                           ---------------------------


     This Prospectus Supplement contains certain updating information regarding the Selling Holders.

                           ---------------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                           ---------------------------

     *THE TERMS TERM INCOME DEFERRABLE EQUITY SECURITIES (TIDES)(SM) AND TIDES(SM) ARE REGISTERED SERVICEMARKS OF CREDIT SUISSE FIRST BOSTON CORPORATION.


           The date of this Prospectus Supplement is October 29, 1998

                                 SELLING HOLDERS

     The Convertible Preferred Securities were originally issued by the Trust and sold by Credit Suisse First Boston Corporation, Lehman Brothers Inc. and CIBC Oppenheimer Corp. (the "Initial Purchasers"), in a transaction exempt from the registration requirements of the Securities Act, to persons reasonably believed by such Initial Purchasers to be "qualified institutional buyers" (as defined in Rule 144A under the Securities Act). The Selling Holders may from time to time offer and sell pursuant to this Prospectus any or all of the Convertible Preferred Securities, any Convertible Junior Subordinated Debentures and Common Stock issued upon conversion of the Convertible Preferred Securities.

     The following table sets forth information with respect to the record holders of the Convertible Preferred Securities as of October 29, 1998. Such information has been obtained from the Selling Holders and the Property Trustee. The term Selling Holder includes the beneficial owners of the Convertible Preferred Securities and their transferees, pledgees, donees or other successors.

                                                                                                  NUMBER OF
                                                                                                 CONVERTIBLE
                                    SELLING HOLDER                                          PREFERRED SECURITIES
                                    --------------                                          --------------------
Lipper Convertibles, L.P........................................................                     291,500
Credit Suisse First Boston Corporation..........................................                     204,750
Lord Abbett Bond Debenture Fund, Inc............................................                     150,000
Oppenheimer Convertible Securities Fund.........................................                     120,000
J.P. Morgan & Co. Inc...........................................................                     120,000
Chrysler Corp. Master Retirement Trust..........................................                     120,000
Deutsche Bank A.G. London.......................................................                     100,000
The Northwestern Mutual Life Insurance Company..................................                      80,000
Van Kampen American Capital Harbor Fund.........................................                      76,900
Mainstay Convertible Fund.......................................................                      60,600
IBM Retirement Fund.............................................................                      60,000
Shriner's Hospitals for Children................................................                      60,000
KA Management Ltd...............................................................                      52,500
State of Connecticut Combined Investment Funds..................................                      52,200
President & Fellows of Harvard College..........................................                      50,000
Teachers Insurance and Annuity Association of America...........................                      50,000
Smith Barney Convertible Fund...................................................                      50,000
OCM Convertible Trust...........................................................                      44,900
Highbridge Capital Corporation..................................................                      40,000
Vanguard Convertible Securities Fund, Inc.......................................                      36,800
Donaldson, Lufkin & Jenrette Securities Corporation.............................                      30,000
New York Life Separate Account #7...............................................                      30,000
State of Oregon/SAIF Corporation................................................                      30,000
PRIM Board......................................................................                      29,000
The Concordia Retirement Plan of the Lutheran Church--Missouri Synod............                      28,000
Chrysler Corporation Master Retirement Trust....................................                      27,500
Aftra Health Fund...............................................................                      26,000
The Class IC Company, Ltd.......................................................                      22,500
KA Trading LP...................................................................                      22,500
Arkansas PERS...................................................................                      22,250
Castle Convertible Fund, Inc....................................................                      22,000
Raytheon Company Master Pension Trust...........................................                      21,100
Security Insurance Company of Hartford..........................................                      20,000
Hatchbeam & Co..................................................................                      18,500
Delta Air Lines Master Trust....................................................                      17,900
Carrigaholt Capital (Bermuda) L.P...............................................                      17,500
State of Delaware PERS..........................................................                      15,500
Oxford Fund.....................................................................                      15,000
State Employees' Retirement Fund of the State of Delaware.......................                      14,700
Combined Insurance Company of America...........................................                      12,000

                                                                     Number of
                                                                    Convertible
                                                                     Preferred
                   Selling Holder                                    Securities
                   --------------                                   -----------
The Gabelli Convertible Securities Fund, Inc.....................       11,000
Capitol American Life Insurance Co.--Convertible.................       10,500
American Travellers Life Insurance Co.--Convertible..............       10,500
Associated Electric & Gas Insurance Services Limited.............       10,000
Great American Reserve Insurance Co.--Convertible................       10,000
The Northern Trust Company.......................................       10,000
RJR Defined Benefit Master Retirement Trust......................        8,300
Van Kampen American Capital Convertible Securities Fund..........        8,100
Cova Bond Debenture..............................................        7,000
ICI American Holdings Trust......................................        6,750
Zeneca Holdings Trust............................................        6,750
Mainstay Strategic Value Fund Series.............................        6,000
Beneficial Standard Life Insurance Co.--Convertible..............        6,000
Third Avenue High Yield Fund.....................................        5,000
ELF Aquitaine....................................................        3,000
Lehman Brothers, Inc.............................................        3,000
The Connecticut Hospice, Inc.....................................        2,000
National Pen & Associates Profit Sharing Plan....................        2,000
Echlin Inc. Convertible..........................................        2,000
Eagle Asset Management...........................................        1,500
D.S.U. Charitable Trust..........................................        1,400
Forest Alternative Strategies Fund II LP Series A-5I.............        1,200
Children's Surgical Associates Inc Pen...........................        1,000
Children's Surgical Associates PSP...............................        1,000
LLT Limited......................................................          900
Forest Alternative Strategies Fund II LP Series A-5M.............          600
Ursuline Provincialate Eastern Province..........................          400
Marian Residence Fund............................................          200
MFS Series Trust I--MFS Convertible Securities Fund..............          100
                                                                     ---------
     Total.......................................................    2,398,300
                                                                     =========

         No Selling Holder has, or within the past three years has had, any position, office or other material relationship with the Trust or the Company or any of their predecessors or affiliates. After the Selling Holders have sold the amount of Securities being offered pursuant to this Prospectus, the Selling Holders will not hold any Securities.

         The Registration Statement of which the Prospectus is a part has been filed pursuant to Rule 415 under the Securities Act to afford the holders of the Convertible Preferred Securities (including shares of Common Stock issuable upon conversion of the Convertible Preferred Securities) the opportunity to sell their Securities in public transactions rather than pursuant to an exemption from the registration and prospectus delivery requirements of the Securities Act. In order to avail itself of that opportunity, a Selling Holder not listed in the table above must notify the Company of its intention to sell Securities and provide such other information concerning the Selling Holder and the Securities to be sold as may then be required by the Securities Act and the rules and regulations thereunder, as applicable. No offer or sale pursuant to this Prospectus may be made by any such Selling Holder until such a request has been made and until any supplement to this Prospectus has been filed or an amendment to the Registration Statement of which this Prospectus is a part has become effective. The Company will from time to time supplement or amend the Prospectus or the Registration Statement, as applicable, to add additional information concerning Selling Holders. The Selling Holders may from time to time offer and sell pursuant to this Prospectus any or all of the Securities and any Common Stock issued upon conversion of the Convertible Preferred Securities. The supplements to this Prospectus will also disclose whether any Selling Holder selling in connection with such supplement has held any position or office with, been employed by or otherwise has had a material relationship with, the Company or any of its affiliates during the three years prior to the date of such supplement if such information has not been disclosed herein.